Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated December 9, 2019

Registration Statement No. 333-235423

Livongo Health, Inc.

This free writing prospectus relates to the follow-on public offering of common stock by certain selling stockholders of Livongo Health, Inc. (“Livongo”) pursuant to the Registration Statement on Form S-1 (File No. 333-235423) (the “Registration Statement”) that Livongo filed with the Securities and Exchange Commission (the SEC”) under the Securities Act of 1922, as amended (the “Act”). The registration statement may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1639225/000119312519309287/d839857ds1.htm

Livongo issued a press release on December 9, 2019, regarding the follow-on public offering. The full text of the press release is set forth below.

You should consider statements in the press release only after carefully evaluating all of the information in the Registration Statement. The Registration Statement has not been declared effective by the SEC, and the information contained therein is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC.

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Livongo Announces Launch of Proposed Public Offering by Selling Stockholders

MOUNTAIN VIEW, Calif. — December 9, 2019 —Livongo Health, Inc. (Nasdaq: LVGO) today announced plans for the commencement of an underwritten public offering of 2,777,327 shares of common stock by certain selling stockholders. Such selling stockholders also intend to grant the underwriters a 30-day option to purchase up to an additional 416,598 shares of common stock at the public offering price, less underwriting discounts and commissions. Livongo will not receive any of the proceeds from the proposed sale of the shares of its common stock being offered by the selling stockholders, and will bear the costs associated with the cost of such transaction, other than underwriting discounts and commissions. The proposed offering is subject to market and other conditions, and there can be no assurance as to whether or when the proposed offering may be completed.

In connection with the proposed offering, the selling stockholders, Livongo, and Livongo’s executive officers, directors and certain significant holders of its common stock including General Catalyst, Kinnevik, and 7Wire Ventures, have agreed, subject to certain exceptions, not to sell any of Livongo’s common stock for 90 days following the date of the prospectus relating to the proposed offering. While Livongo’s executive officers are not participating in the proposed offering, some of the executive officers have or will enter into trading plans which meet the requirements set forth in Securities Exchange Act Rule 10b5-1, and Livongo anticipates that sales under such plans may be made in the ordinary course after the expiration of the original initial public offering lockup and within the 90-day period following the closing of the proposed offering.

“We’re excited to offer our stockholders the opportunity for an orderly and managed distribution of their holdings,” said Zane Burke, Livongo’s Chief Executive Officer. “We believe this may help to reduce volatility of our common stock when the 180-day lock-up period from our initial public offering expires, while also increasing the number of shares available to interested new investors to invest in Livongo. Some of our non-executive employees, many of whom have been with Livongo for years, will also sell limited amounts of their own holdings.”

Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC will serve as lead joint book-running managers for the proposed offering.

The proposed offering will be made only by means of a prospectus relating to the proposed offering. Copies of the preliminary prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by telephone at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmchase.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Livongo

Livongo offers a platform to service the whole person and empower~~s~~ people with chronic conditions to live better and healthier lives, beginning with diabetes and now including hypertension, weight management, diabetes prevention, and behavioral health. Livongo pioneered the category of Applied Health Signals to offer Members clinically-based insights that make it easier to stay healthy. Livongo’s team of data scientists aggregate and interpret substantial amounts of health data and information to create actionable, personalized and timely health signals delivered to Livongo Members exactly when and where they need them. The Livongo approach delivers better clinical and financial outcomes while creating a different and better experience for people with chronic conditions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Livongo’s future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Livongo’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements concerning the terms of the proposed public offering, the completion, timing and size of the proposed public offering, and sales under trading plans. Livongo’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Livongo’s filings with the Securities and Exchange Commission, including Livongo’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 25, 2019 and in Livongo’s Quarterly Report on Form 10-Q filed on November 11, 2019. The forward-looking statements in this release are based on information available to Livongo as of the date hereof, and Livongo disclaims any obligation to update any forward-looking statements, except as required by law.

Investor Contact:

Alex Hughes

Investor-relations@livongo.com

650-413-9528

Media Contact:

John Hallock

Press@livongo.com

617-615-7712

Livongo has filed a registration statement with the SEC for the follow-on offering to which this communication relates. Before you invest, you should read the Registration Statement and other documents Livongo has filed with the SEC for more complete information about Livongo and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Livongo, any underwriter or any dealer participating in the offering will arrange to send you the Registration Statement if you request them from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by telephone at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmchase.com.